EXHIBIT 10.2

AMENDMENT TO
BAKER HUGHES INCORPORATED
ANNUAL INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
(As Amended and Restated on January 22, 2014)
THIS AGREEMENT by Baker Hughes Incorporated (the “Company”),
W I T N E S S E T H:
WHEREAS, the Company sponsors the Baker Hughes Incorporated Annual Incentive Compensation Plan for Employees (the “Plan”); and
WHEREAS, the Company has the right to amend the Plan; and
WHEREAS, the Company desires to amend the Plan;
NOW, THEREFORE, the Company agrees that, effective January 1, 2015, the Plan is amended as follows:
1.    The definition of “Eligible Employee” in Section 1.01 of the Plan is completely amended and restated to provide as follows:
“Eligible Employee” means an employee of a Company, including, for the avoidance of doubt, an officer of a Company who is subject to Section 16 of the Exchange Act.

2.    Section 3.05 of the Plan is completely amended and restated to provide as follows:

3.05    Individual Award Cap. Effective for Final Awards earned for Performance Periods commencing on and after January 1, 2006, the maximum annual Final Award any individual who is not an officer subject to Section 16 of the Exchange Act may receive under the Plan is $1,000,000. The maximum annual Final Award any individual who is an officer subject to Section 16 of the Exchange Act may receive under the Plan is $4,000,000.

3.    The second paragraph of Section 4.01 of the Plan is amended and restated to provide as follows:

In determining the Final Award, the Committee, in its sole discretion, may increase or decrease calculated amounts to reflect factors regarding performance during the Plan Year which were not, in the sole opinion of the Committee, appropriately reflected in the Final Award calculation. For any Plan Year that ends prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger dated as of November 16, 2014 among Halliburton Company, Red Tiger LLC and the Company), the Compensation Committee of the Board may determine to pay Final Awards that are equal to the greater of (i) the amount that would be payable if the Performance Goals established under Section 3.02 of the Plan had been achieved to the extent required to earn the expected value (target) Award Opportunity, without regard to actual performance, or (ii) the amount that is payable based on actual performance, provided that the Employees are otherwise entitled to receive payments under the Plan.

Adopted by the Compensation Committee of the Board of Directors
on March 13, 2015